Exhibit 99.1

RADVIEW SOFTWARE LTD.

Selected Consolidated Balance Sheet Data

The following selected unaudited consolidated balance sheet data of RadView Software Ltd. as of February 29, 2004 is presented on an actual basis and on a pro forma basis to give effect to the sale by the Company of 3,333,331 ordinary shares in a private placement completed on March 17, 2004, less placement fees and estimated offering expenses of approximately $200,000, resulting in the net proceeds to the Company of approximately $1.8 million.

The pro forma unaudited selected consolidated balance sheet data excludes 3,333,331 ordinary shares issuable upon the exercise of the additional investment right at a purchase price of $0.810 per share, 2,999,996 ordinary shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.939 per share and shares reserved for issuance under the Company’s stock option plans.

You should read this information along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and the other financial information contained in our annual report on Form 10-K as filed with the SEC on March 29, 2004.

	As of February 29, 2004
	Actual	Adjustment	Pro Forma
	(Unaudited, in thousands )
ASSETS
Current Assets:
Cash and cash equivalents	$2,419	$1,800	$4,219
Accounts receivable, net	439	—	439
Prepaid expenses and other current assets	429	—	429
Total Current Assets	3,287	1,800	5,087

Long-term assets	946	—	946

Total Assets	$4,233	$1,800	$6,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$2,574	$—	$2,574

Long-term liabilities	724	—	724

Shareholders’ Equity:
Ordinary shares, NIS 0.01 par value – Authorized – 40,000,000 shares; Issued – 17,194,545 shares actual and 20,527,876 shares pro forma; and Outstanding – 17,060,545 shares actual and 20,393,876 shares pro forma	43	8	51
Treasury shares, at cost –134,000 shares actual and pro forma	(100)	—	(100)
Additional paid-in capital	54,995	1,792	56,787
Deferred compensation	(28)	—	(28)
Accumulated deficit	(53,975)	—	(53,975)
Total Shareholders’ Equity	935	1,800	2,735

Total Liabilities and Shareholders’ Equity	$4,233	$1,800	$6,033